EXHIBIT 1
                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is made this 9th day of January, 2006 by and between Kevin Moe (the "Seller") and Massimiliano Pozzoni (the "Buyer").

      THE PARTIES HEREBY AGREE AS FOLLOWS:

      1.    Purchase and Sale of Stock.

            (a) Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer Four Million Nine Hundred Fifty Thousand (4,950,000) shares of common stock, $.00001 par value per share (the "Shares"), of Ameriprint International Ltd. (the "Company"), a Nevada corporation, for a total purchase price of Ninety Nine Thousand Dollars (USD$99,000) (the "Purchase Price").

            (b) Closing.

                  (i) The closing of the transactions contemplated hereunder (the "Closing") shall take place by courier of documents delivered to Seller and Buyer on such date and time as Seller and Buyer may mutually agree upon (the "Closing Date").

                  (ii) At the Closing:

            (a) Seller shall transfer to Buyer, good and marketable title to the Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Buyer the certificates representing the Shares in negotiable form, duly endorsed in blank, or with stock transfer powers attached thereto.

            (b) Buyer shares deliver to Seller the Purchase Price.

      2. Representations and Warranties of Seller. Seller hereby represents and warrants to the Buyer that:

            (a) Seller is the record and beneficial owner of the Shares and has sole management power over the disposition of the Shares. The Shares are free and clear of any liens, claims, encumbrances, and charges.

            (b) The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Seller except pursuant to this Agreement.

            (c) Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder. This Agreement constitutes the valid and binding obligation of Seller.

      3. Representations and Warranties of Buyer. Buyer hereby warrants and represents to the Seller that:

            (a) Authority. Buyer has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

            (b) Investment Intent. Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to or for distributing or reselling any part thereof or interest therein, without prejudice, however, to the Buyer's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws.

            (c) Experience of Buyer. Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

            (d) Ability of Buyer to Bear Risk of Investment. Buyer is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.

            (e) Access to Information. Buyer acknowledges that it has been afforded (i) the opportunity to ask such questions as they have deemed necessary of, and to receive answers from Seller concerning the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable them to evaluate his investment in the Shares; and (iii) the opportunity to obtain such additional information which the Seller possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Shares.

            (f) Reliance. Buyer understands and acknowledges that (i) the Shares are being offered and sold to him without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption, depends in part on, and that Seller will rely upon the accuracy and truthfulness of, the foregoing representations and Buyer hereby consents to such reliance, and (iii) that the certificates representing the Shares will bear the appropriate legend stating the restrictions on the resale and transfer of the Shares.

      4. Miscellaneous.

            (a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

            (b) Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of Nevada as applied to agreements entered into and to be performed entirely within Nevada. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the State of Nevada.

            (c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            (e) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party above and on Schedule A attached hereto, or at such other address as such party may designate by written notice to the other parties.

            (f) Expenses. Each of the parties shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

            (g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer.

            (h) Entire Agreement. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein All prior agreements, understandings and representations are hereby merged into this Agreement.


                            [Signature Page Follows]

      IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

                                                     SELLER:

                                                     /s/ Kevin Moe
                                                     ---------------------------
                                                     Kevin Moe


                                                     BUYER:

                                                     /s/ Massimiliano Pozzon
                                                     ---------------------------
                                                     Massimiliano Pozzoni